Exhibit 10.3

RYERSON HOLDING CORPORATION

INDUCEMENT

RESTRICTED STOCK UNIT AGREEMENT

This Inducement Restricted Stock Unit Agreement (the “Agreement”) is dated as of February 13, 2026 (the “Grant Date”), between Ryerson Holding Corporation, a Delaware corporation (the “Company”), and [•] (the “Holder”). Capitalized terms not defined herein shall have the meaning given such terms in the Ryerson Holding Corporation Second Amended and Restated 2014 Omnibus Incentive Plan, as amended and restated from time to time (the “Plan”), a copy of which has been provided to the Holder.

WITNESSETH

WHEREAS, as a material inducement to the Holder’s commencement of employment with the Company or an Affiliate of the Company, and in reliance on Rule 303A.08 of the New York Stock Exchange Listed Company Manual and interpretative guidance thereunder, the Company wishes to award to the Holder restricted stock units (“RSUs”) that vest in accordance with Paragraph 2 of this Agreement;

WHEREAS, the RSUs granted hereunder are not intended to be an award made pursuant to any stock incentive plan, including the Plan; however, notwithstanding the foregoing, the RSUs shall be construed as if they had been granted under the Plan in accordance with and consistent with, and subject to, the provisions of the Plan; and

WHEREAS, the parties previously entered into that certain Continued Employment Letter Agreement, dated October 28, 2025, by and between Holder, the Company and Olympic Steel, Inc. (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree as follows:

1. Grant. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Holder an award of [•] RSUs. Such number of RSUs shall be subject to adjustment as provided in Section 10 of the Plan. Each RSU covered by this Agreement represents the right to receive one share of Stock or, in the discretion of the Committee, a cash amount equal to the Fair Market Value of one share of Stock on the vesting date, subject to the vesting requirements set forth in Paragraph 2.

The RSUs are intended to be an employment inducement award being made in accordance with Rule 303A.08 of the New York Stock Exchange Listed Company Manual and are not intended to be an award made under any stock incentive plan adopted by the Company, including the Plan. Notwithstanding the preceding sentence, the RSUs shall be construed as if the RSUs had been granted under the Plan, in accordance with, and consistent with, and subject to the provisions of the Plan, a copy of which has been made available to Holder, and the terms of which are incorporated into this Agreement. The Holder agrees to be bound by all of the terms, provisions, conditions and limitations of this Agreement and the Plan and any future amendments to the Plan (which are incorporated herein by reference) which do not materially impair the Holder’s rights hereunder. To the extent any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of this Agreement shall control. For the avoidance of doubt, all RSUs granted hereunder are separate from, and do not conflict with, any other agreement granting the Holder RSUs or any award under the Plan. The parties acknowledge that the grant of RSUs hereunder is in full satisfaction of the Company’s obligations with respect to a grant of special one-time sign-on Company restricted stock units, as referenced in the Employment Agreement.

2. Vesting. All of the RSUs granted to the Holder under this Agreement shall become fully vested on the third (3rd) anniversary of the Grant Date, but only if the Holder remains employed by or in the service of the Company or an Affiliate of the Company through the applicable vesting date.

Notwithstanding the foregoing, all then-outstanding RSUs granted under this Agreement will become vested upon the Holder’s Termination by the Company without Cause or by the Holder for Good Reason (each as defined in the Employment Agreement), in each case, subject to the Holder’s execution and non-revocation of a general release of claims in favor of the Company and its Affiliates (the “Release”) within twenty-one (21) days (or in the event that such termination is “in connection with an exit incentive or other employment termination program,” forty-five (45) days) following the date on which the Termination occurs and the Holder’s non-revocation of such release during the applicable revocation period and the Holder’s continued compliance with any other restrictive covenants to which the Holder may be bound. Further, in the event of a Termination due to the Holder’s death or Disability (as defined in the Employment Agreement), the Holder shall be eligible to vest in a pro-rated number of RSUs, determined based on the number of days in the three-year vesting period that has elapsed as of the date on which the Termination occurs, subject to the execution and non-revocation of a Release, provided that the Holder’s obligations herein to execute and not revoke the Release may be satisfied either by the Holder or on the Holder’s behalf by the Holder’s estate or a person having legal power of attorney over the Holder’s affairs.

3. Restrictions and Forfeiture. The Holder may not sell, assign, transfer, pledge or otherwise encumber or dispose of the RSUs covered by this Agreement, and any attempt to do so shall be void. Except as otherwise provided in this Agreement, unvested RSUs covered by this Agreement shall be forfeited on the date of the Holder’s Termination for any reason.

4. Rights as Shareholder. The Holder shall have no rights as a shareholder with respect to RSUs covered by this Agreement, unless and until shares of Stock are delivered pursuant to Paragraph 6.

5. Withholding of Taxes. The obligation to register shares of Stock or pay any amounts hereunder on the Delivery Date shall be subject to the Holder satisfying applicable federal, state and local tax withholding requirements. The Committee, in its discretion, may permit or require the Holder to satisfy the federal, state and/or local withholding tax, in whole or in part, by (i) electing to have the Company withhold shares of Stock, (ii) permitting the Holder to return previously acquired shares of Stock to the Company, or (iii) implementing such other arrangement (including “sell-to-cover”) as are satisfactory to the Committee; provided, however, that the Company must limit the number of shares withheld to satisfy the tax withholding requirements with respect to the Award to the extent necessary to avoid adverse accounting consequences.

6. Delivery of Shares. For each RSU that becomes vested hereunder, one share of Stock shall be registered in the Holder’s name or, if the Committee has determined pursuant to Paragraph 1 hereof to settle the RSUs in cash, an amount in cash equal to the Fair Market Value of one share of Stock on the vesting date shall be paid to the Holder, on the Delivery Date. The “Delivery Date” shall be a date specified by the Committee that is not later than sixty (60) days following such vesting date; provided, that if the date on which the Termination occurs and the last day of the applicable revocation period for the Release could fall in two separate taxable years, regardless of when the Holder actually executes the Release, the Delivery Date will not commence until the later taxable year. Any fractional RSU becoming vested shall be payable in cash on the Delivery Date. In no event shall the Holder be permitted, directly or indirectly, to designate the Delivery Date.

7. Code Section 409A. The RSUs granted under this Agreement are intended, to the maximum extent possible, to be exempt from and not subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4). To the extent not so exempt, the RSUs are intended to otherwise comply with Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Any payment otherwise required to be made hereunder to the Holder in connection with the Holder’s Termination that otherwise constitutes non-qualified deferred compensation subject to Section 409A of the Code, shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Holder shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

8. Employment or Service of Holder. Nothing in this Agreement shall be construed as constituting an agreement or understanding of any kind or nature that the Company shall continue to employ or engage the Holder, nor shall this Agreement affect in any way the right of the Company to terminate the employment or service of the Holder at any time.

9. No Section 83(b) Election. The Holder may not make an election under Section 83(b) of the Code, as amended, with respect to RSUs.

10. Governing Law. This Agreement shall be governed by Delaware law (without reference to principles of conflicts of laws), to the extent not governed by Federal law.

11. Entire Agreement. This Agreement and the Plan (solely to the extent incorporated herein) constitute the entire agreement with respect to the RSUs.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

RYERSON HOLDING CORPORATION

By:

Name: Mark Silver
Title: Executive Vice President and Chief Legal and Risk Officer

By: HOLDER

Name: [•]

[Signature Page to Inducement RSU Agreement]